Exhibit 99.1

NEWS RELEASE
For release December 28, 2009

PANELTECH INTERNATIONAL COMPLETES REVERSE MERGER AND BECOMES A PUBLICLY TRADED CORPORATION

HOQUIAM, WASHINGTON – December 28, 2009.  Paneltech International LLC (“Paneltech”), a company engaged in the design and manufacture of resin-saturated media announced today that on December 23, 2009 it completed a reverse merger (the “Merger”) with publicly traded Charleston Basics, Inc.  (“Charleston” or the “Company”) (OTCBB:CHBS) a company that previously sold outdoor camping goods and tactical gear.  Under the terms of the Merger, Paneltech merged with and into Paneltech Products, Inc., a Delaware corporation and wholly-owned subsidiary of Charleston, to become Charleston’s principal operating business. Charleston intends to change its name to “Paneltech International Holdings, Inc.”

As a result of the transaction, the former members of Paneltech currently own approximately 90% of the outstanding common stock of the Company (before adjusting for any conversion or exercise of any preferred stock or warrants into common stock of the Company).  Also in connection with the Merger, Alan P. Donenfeld was replaced as sole officer and director of the Company and the new Directors of the Company currently consist of Leroy Nott, Scott Olmstead, Sidney Staunton, Trent Gunter and R. Wade Mosby.

Immediately following consummation of the Merger, the Company entered into Securities Purchase Agreements with two investors and raised an aggregate of $1.5 Million in an offering of the Company’s preferred stock and warrants pursuant to which the Company is seeking to raise an aggregate of $3.0 Million (the “Offering”) on or before January 22, 2010.  Under the terms of the Offering, if the full $3.0 Million is raised in the Offering, the preferred stock will be convertible into 33.33% of the outstanding common stock of Charleston (on an as converted basis) at the time Merger was consummated, and the warrants will be exercisable into one-third of the common stock into which the preferred stock acquired in the Offering is convertible.  Of the $1.5 million of proceeds raised, $375,000 were used to buy back certain shares held by Collins Timber Company LLC, a former member of Paneltech.  The Company also issued a Promissory Note in the amount of $375,000 to complete the purchase of shares from Collins Timber Company LLC.

The securities offered in the Offering will not be or have not been registered under the Securities Act of 1933, as amended and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  This press release is neither an offer to sell nor a solicitation to buy any of their securities.  This press release is being issued pursuant to and in accordance with Rule 135(c) under the Securities Act.

Charleston’s common stock is trading on the OTC Bulletin Board under the symbol “CHBS.”

In another transaction which occurred following the closing of the Merger, the Company sold all of the assets relating to its outdoor company goods and tactical gear business to one of its shareholders in consideration of which the Company received 50,000 shares of Common Stock which were retired as treasury stock.

Roy Nott, the President and CEO of the Company and former President and CEO of Paneltech, said, “Becoming a publicly-traded corporation will help us gain access to the capital markets that we need to more aggressively grow our green composites and ballistics business.  We intend to continue to provide environmentally responsible solutions for our customers through our PaperStone, RainStone, Fortrex and other brands.”

Paneltech, founded more than a decade ago to serve forest products markets, is a leader in the design and manufacture of environmentally responsible green composite products for home, business, industry, education and the military.

Headquartered in the Port of Grays Harbor in Hoquiam, Washington, Paneltech (now Charleston) is committed to its community, which is nestled between the beautifully rugged Pacific Coast and the lush Olympic Rainforest, a primeval wilderness sanctuary for a stunning variety of plants and wildlife.

About Paneltech International
Paneltech (now Charleston) is an emerging “green” composite producer and ballistic resin provider and fabric toll coater founded in 1996.  As a vertically-integrated, manufacturer of innovative “green” materials, the Company aims to develop economically feasible and environmentally-friendly manufacturing processes that allow the production of innovative products that are competitively affordable and globally accessible.

For more information, please visit www.paneltechintl.com.

Media/Investor Relations Contact:

Roy Nott, President and CEO
Charleston Basics, Inc. tel: (360) 538-1480 fax: (360) 538-1510

Cautionary Note Regarding Forward-Looking Statements: Information in this press release that involves the expectations, plans, intentions or strategies of Charleston Basics, Inc. (the "Company") regarding the future are forward-looking statements that are not facts and involve a number of risks and uncertainties. In this release, they are identified by references to dates after the date of this release and words such as "will," "remains," "to be," "plans," "believes," "may," "expects," "intends," and similar expressions. Factors that could cause the Company's actual future results to differ materially from those expressed in the forward-looking statements set forth in this release include, but are not limited to, the timing and successful completion of the Offering, the Company's success in integrating the operations of Paneltech and the Company in a timely manner, or at all, and the ability to realize the anticipated benefits of the transaction to the extent, or in the timeframe, anticipated.  The forward-looking statements in this release are based upon information available to the Company as of the date of this release, and the Company assumes no obligation to update any such forward-looking statements. Forward-looking statements believed to be true when made may ultimately prove to be incorrect. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and may cause actual results to differ materially from our current expectations.